UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2015

Sanomedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Brickell Avenue, Suite 415, Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (305) 433-7814

Sanomedics International Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities

On February 9, 2015 (the “Closing Date”), Sanomedics, Inc. (formerly Sanomedics International Holdings, Inc. (the “Company”)), entered into a Securities Purchase Agreement (“SPA”), with each of 15.5 Partners, LLC and Redwood Management LLC for the sale of 12% convertible debentures (the “Debentures”) to the investors in the aggregate principal amount of $112,500 each. The terms of each of the SPAs are identical. Pursuant to the terms of the SPAs, each investor purchased a 12% convertible debenture in the principal amount of $37,500 on the Closing Date. The investors will each purchase additional Debentures in the amount of $37,500 on the 30th and 60th calendar days after the Closing Date, for total aggregate proceeds to the Company of $225,000. The investor's obligation to purchase these additional Debentures is subject to the satisfaction of certain conditions, including (i) no Event of Default (as that term is defined in the SPA) shall have occurred, (ii) the Company being current in its filings obligations under the Securities Exchange Act of 1934, (iii) our common stock may not have been suspended from trading on its primary market for a period of more than 14 days, (iv) we have a sufficient number of shares of common stock available to comply with the reserve provisions of the SPA, and (v) DTC has not placed a "chill" on new deposits of our common stock.

The Debentures are due one (1) year from issuance and bear interest at the rate of 12% per annum, payable at maturity. All principal and accrued interest on the Debentures is convertible into shares of the Company’s common stock at the election of the holder thereof at any time at a conversion price equal to the lesser of (i) 62.5% of the lowest traded VWAP price during the 20 trading days prior to conversion, or $0.64 per share. The Debenture holder may not convert the Debenture to the extent that such conversion would result in the Debenture holder, together with its affiliates, would result in the Debenture holder beneficially owing in excess of 4.99% of our common stock. This limitation may be waived upon 61 days prior notice to us. Upon an Event of Default under the Debenture, all principal and accrued interest is immediately due and payable. An Event of Default includes (i) our failure to timely pay the amounts due under the Debenture, (ii) the filing of bankruptcy or any reorganization, subject to certain cures, (iii) our failure to timely file our reports as may be due under the Securities Exchange Act of 1934, (iv) our failure to retain a quotation of our common stock on the OTC Markets, (v) a default under other instructions in an amount exceeding $25,000, or (vi) a restatement of our financial statements.

We granted the investors a participation right in any future offerings for so long as the Debentures are outstanding.

The purchasers of the Debentures were accredited investors and the issuances are exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 4(a)(2) of that act. In connection with the terms of the SPAs, the Company agreed to pay legal fees incurred by the investors of $10,000 total. We are using the net proceeds for general working capital.

For all the terms and conditions of the SPAs and Debentures described above, reference is hereby made to such SPAs and Debentures filed as Exhibits 10.85, 10.86, 10.87 and 10.88. All statements made herein concerning the SPAs and the Debentures are qualified by reference to said Exhibits.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.85	Securities Purchase Agreement dated February 9, 2015 between Sanomedics International Holdings, Inc. and 15.5 Partners, LLC.

10.86	Securities Purchase Agreement dated February 9, 2015 between Sanomedics International Holdings, Inc. and Redwood Management LLC

10.86	12% Convertible Debenture dated February 9, 2015 in the principal amount of $37,500 issued by Sanomedics International Holdings, Inc. to 15.5 Partners, LLC

10.87	12% Convertible Debenture dated February 9, 2015 in the principal amount of $37,500 issued by Sanomedics International Holdings, Inc. to Redwood Management LLC

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics, Inc.

Date: February 12, 2015	By:	/s/ David C. Langle
David C. Langle, Chief Financial Officer